Ruby Tuesday, Inc. Salary Deferral Plan

                              Financial Statements
                           and Supplemental Schedules



                     Years ended December 31, 1999 and 1998




                                    Contents

Independent Auditors' Report.........................................5

Audited Financial Statements

Statements of Net Assets Available
for Benefits - December 31, 1999 and 1998............................6

Statements of Changes in Net Assets Available
for Benefits - Years Ended December 31, 1999 and 1998................7

Notes to Financial Statements........................................8

Supplemental Schedules

Schedule of Assets Held for Investment
Purposes - December 31, 1999........................................14
Schedule of Reportable Transactions-
Year Ended December 31, 1999........................................15

                          Independent Auditors' Report

Employee Benefits Committee of
Ruby Tuesday, Inc.


We have audited the accompanying statement of net assets available for benefits of the Ruby Tuesday, Inc. Salary Deferral Plan (the Plan) as of December
31, 1999, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of the Ruby Tuesday, Inc. Salary Deferral Plan as of and for the year ended December 31, 1998 were audited by other auditors whose report thereon dated June 23, 1999 expressed an unqualified opinion on those statements.


We  conducted  our  audit  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Ruby Tuesday, Inc. Salary Deferral Plan as of December 31, 1999 and the changes in net assets available for benefits for the year then ended in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                              /s/ KPMG LLP


Louisville, Kentucky
June 19, 2000

                       Ruby Tuesday, Inc. Salary Deferral Plan
                    Statements of Net Assets Available for Benefits


                                                   December 31
                                        1999                           1998
                ---------------------------------------------------------------

Assets
Investments. at fair value:
  Company Stock Funds              $4,320,043                        $5,014,372
  Mutual Funds                      8,338,765                         7,196,438
  Money Market Funds and Cash         602,494                         1,086,294
  Loans to Participants               297,012                           287,896
                                ------------------------------------------------
                                   13,558,314                        13,585,000


Guaranteed investment contracts
  with insurance companies,
  at contract value                   103,025                           531,614
                                ------------------------------------------------
Total Investments                  13,661,339                        14,116,614


Contributions Receivable:
  Participants                         77,116                           124,971
  Employer                             11,948                            23,455
                                ------------------------------------------------
                                       89,064                           148,426
                                ------------------------------------------------

Net Assets Available for Benefits $13,750,403                       $14,265,040
                                ================================================

See accompanying notes to the financial statements

              Ruby Tuesday, Inc. Salary Deferral Plan
      Statements of Changes in Net Assets Available for Benefits


                                                  December 31
                                             1999                    1998
                                     -------------------------------------------
Net Investment Income:
  Net appreciation in fair value
    of investments                         $388,285             $2,122,181
  Dividends on Ruby Tuesday,
    Inc. common stock                        21,508                 20,942
  Other dividends and interest              337,578                346,037
                                     -------------------------------------------
                                            747,371              2,489,160
Administrative Expenses                     (43,171)               (41,087)
                                     -------------------------------------------
                                            704,200              2,448,073
Contributions:
  Participants                            1,412,127              1,532,220
  Employer                                  199,378                247,715
                                     -------------------------------------------
                                          1,611,505              1,779,935

Distributions to participants            (2,830,342)            (1,355,907)
                                     -------------------------------------------
Net (Decrease) Increase                    (514,637)             2,872,101
Net assets available for benefits
  at beginning of year                   14,265,040             11,392,939
                                     -------------------------------------------
Net assets available for benefits
  at end of year                        $13,750,403            $14,265,040
                                     ===========================================

See accompanying notes to the financial statements

                   Ruby Tuesday, Inc. Salary Deferral Plan

                        Notes to Financial Statements

                         December 31, 1999 and 1998


1. Description of the Plan

      The following  description of Ruby Tuesday, Inc. Salary Deferral Plan (the
      Plan)is provided for informational purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

   (a) General

           The Plan is a voluntary, defined contribution plan covering all full-time employees of Ruby Tuesday, Inc. (The Company) who have one year of service and are age twenty-one or older. It is subject to the Employee Retirement Income Security Act of 1974 (ERISA).

           The general administration of the Plan is the responsibility of the Employee Benefits Committee (the Committee) which consists of at least two persons and not more than seven persons appointed by the Board of Directors. Cost of administering the Plan are paid by the Company to the extent not paid by the Trust.

    (b) Contributions

           Each year, participants may contribute between 2% and 10% of their annual compensation as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. Participants direct the investment of their contributions into various options offered by the Plan. The Plan currently offers a Company Stock fund, seven mutual funds, one money market fund, and a guaranteed investment contract as investment options for participants. The Company matches 20% of the employee's contribution for those employees who have completed at least 3 years of service but fewer than 10 years; 30% of the employee's contribution for those employees who have completed at least 10 years of service but fewer than 20 years; and 40% of the employee's contribution for those employees who have completed at least 20 years of service. The matching Company contribution is invested directly in Ruby Tuesday, Inc. Common stock. For those employees whom are classified as a highly compensated employee, the Company matches 20% of the employee's contribution regardless of the employee's years of service. Contributions are subject to certain limitations.

                       Ruby Tuesday, Inc. Salary Deferral Plan

                            Notes to Financial Statements

                             December 31, 1999 and 1998

(c)      Participant Accounts

           Each participant's account is credited with the participant's contribution and allocations of the Company's contribution and Plan earnings, and charged with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participant's nonvested accounts are used to reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

      (d) Vesting

           Participants are 100% vested in their contributions and respective matching Company contributions plus actual earnings thereon.

(e)      Payment of Benefits

           On termination of service due to death, disability, or retirement, the participant or the beneficiary of the participant shall receive a lump-sum payment in cash.

(f)      Participant Loans

           Participants may borrow from their fund accounts a minimum balance of $500 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. The loans are secured by the balance of the participant's account. The interest rate charged is fixed at the time of the loan at the prime rate plus 1%.


2. Significant Accounting Policies

    (a) Basis of Accounting

           The financial statements of the Plan are presented on the accrual method of accounting.

                     Ruby Tuesday, Inc. Salary Deferral Plan

                          Notes to Financial Statements

                            December 31, 1999 and 1998


(b)      Use of Estimates

           The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of net assets available for benefits and the reported changes in such net assets available for benefits during the reported period. Actual results may vary from those estimates.

(c)      Investment Valuation and Income Recognition

           Investments in mutual funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Ruby Tuesday, Inc. common stock is traded on the New York Stock Exchange and is valued at the closing sales price on the last business day of the plan year.

           Guaranteed investment contracts are stated at the contract value as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

           Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual method.

(d)      Plan Expenses

           Administrative expenses of the Plan are paid by the Company to the extent not paid by the Trust.

                     Ruby Tuesday, Inc. Salary Deferral Plan

                          Notes to Financial Statements

                            December 31, 1999 and 1998


3. Investments

The Plan's investments are held by a trust fund administered by Prudential Investments except for its guaranteed investment contracts with insurance companies (see Note 7) and its investments in mutual funds which are held by the funds themselves.

The fair values of individual investments that represenent 5%
or more of the Plan's net assets at December 31, 1999 and 1998 are as follows:

                                                  1999                   1998
                                      ------------------------------------------
Investments at fair value as determined
by quoted market prices:
Company stock funds
  Ruby Tuesday, Inc. common stock          $ 4,320,043  *         $ 5,014,372  *
Mutual Funds:
  Putnam Diversified Income Trust
    Fund                                     2,167,844              2,199,459
  Prudential Equity Fund                     2,201,902              3,664,128
  Franklin Small Cap Growth Fund             1,299,226
  Prudential Moneymart Assets                                       1,086,294
  Prudential Stock Index Fund                1,188,912
  Templeton Growth Fund                      1,124,370

            * Nonparticipant-Directed

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated by $388,285 and $2,122,181 during the years ended December 31, 1999 and 1998, respectively, as follows:
                                                           December 31
                                                  1999                   1998
                                      ------------------------------------------
Company stock funds                          $ (730,750)            $2,079,333
Mutual funds                                  1,119,035                 42,848
Guaranteed investment contracts                       -                      -
                                      ------------------------------------------
Totals                                       $  388,285              2,122,181
                                      ==========================================

                     Ruby Tuesday, Inc. Salary Deferral Plan

                          Notes to Financial Statements

                            December 31, 1999 and 1998

Information about the components of the changes in net assets during the years ended December 31, 1999 and 1998 related to the nonparticipant-directed investments are as follows.

Change in net assets:                                    December 31
                                               1999                       1998
                                 -----------------------------------------------
Net (depreciation)appreciation                  $(730,750)           2,079,333
Dividends                                          21,508               20,942
Other dividends and interest                       14,728                6,451
Administrative expenses                            (9,141)              (8,388)
Contributions                                     557,927              629,644
Distributions to participants                    (569,328)            (453,310)
Net transfers to participant-directed investments  (3,856)            (117,145)
                                                --------------------------------

                                                $(718,912)           2,157,527
                                                ================================
4. Plan Termination

           The Plan may be terminated at any time by the Company's Board of Directors. Upon termination, all assets are to be distributed to Plan participants or their beneficiaries. Each participant would receive a proportionate share of the remaining assets, as determined by the individual account balances, on the date of termination.

5. Income Tax Status

           The Internal Revenue Service has determined and informed the Company by a letter dated April 2, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). Although the plan has been amended since receiving the determination letter, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

                     Ruby Tuesday, Inc. Salary Deferral Plan

                          Notes to Financial Statements

                            December 31, 1999 and 1998

6.  Transactions with Parties In Interest

           The Company Stock Fund invests solely in Company Stock. At December 31, 1999 and 1998, this fund held 475,070 and 471,940 shares of this stock, respectively, with market values of $4,320,043 or $9.09 per share and $5,014,372 or $10.63 per share, respectively. Certain Plan investments are shares of mutual funds managed by Prudential Investments. Prudential Investments is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management services amounted to $43,171 and $41,087 for the years ended December 31, 1999 and 1998, respectively.

7.  Guaranteed Investment Contracts with Insurance Companies

           The Plan had guaranteed investment contracts with two insurance companies: New York Life and Transamerica Occidental Life. Deposits made under these contracts earn interest at guaranteed rates between 7.08% and 7.70%. The contracts have various terms relating to the allowance of withdrawals. Each contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to contract maturity date. The contracts with New York Life matured during the Plan year ended December 31, 1999. The contract values of the individual investments which comprise the total of the guaranteed investment contracts at December 31, 1999 and 1998 are as follows:
                                                     1999                1998
                                         ---------------------------------------
New York Life Insurance Company,
  guaranteed investment contract                 $       -            320,003
Transamerica Occidental Life,
  guartanteed investment contract                  103,025            211,611
                                         ---------------------------------------
                                                 $ 103,025            531,614
                                         =======================================

The average yield for the contracts for the years ended December
31, 1999 and December 31, 1998 was 7.60% and 6.71%, respectively.


           The fair value of the contracts determined using the sum of the present values of each of the contracts' projected cash flows, discounted at the December 31, 1999 rates based on current yields of similar investments with comparable durations approximates the contract value of the contracts at December 31, 1999.

8.  Subsequent Event

           On April 10, 2000, the Board of Directors of the Company declared a two-for-one split of the Company's common stock to be effected as a stock dividend for stockholders of record on April 28, 2000. Accordingly, the shares and per share amounts have been restated to give effect to the stock split.

                     Ruby Tuesday, Inc. Salary Deferral Plan
                 Schedule of Assets Held for Investment Purposes
                    Employer Identification Number 63-0475239
                                Plan Number 001
                                December 31,1999

Identity of Issuer,
Borrower, Lessor or                Description of                       Current
Similar Party                        Investment         Cost             Value

Investments:
Company Stock Fund:
Ruby Tuesday, Inc. *               475,070 shares     $3,153,100      $4,320,043
                                    of common stock

Mutual Funds:
Aim High Yield Fund A              9,175 shares           83,169          73,943
                                    of mutual fund
Putnam Diversified Income A        201,285 shares      2,422,282       2,167,844
                                    of mutual fund
Aim Balanced Fund A                8,644 shares          240,828         282,568
                                    of mutual fund
Prudential Stock Index Z *         36,526 shares       1,014,967       1,188,912
                                    of mutual fund
Prudential Equity Fund A  *        113,976 shares      2,246,434       2,201,902
                                    of mutual fund
Franklin Small Capital             29,441 shares         718,088       1,299,226
  Growth                            of mutual fund
Templeton Growth Fund A            56,331 shares       1,059,494       1,124,370
                                    of mutual fund
                                                    ----------------------------
Total Mutual Funds                                     7,785,262       8,338,765

Money Market Fund:
Prudential MoneyMart               602,494 shares        602,494         602,494
Assets A  *                         of mutual fund

Guaranteed Investment
Contracts with Insurance
Companies, at Contract
Value:
Transamerica Occidental            Guaranteed investment 103,025         103,025
Life                                contract

Participant Loans                  Prime + 1%                  0         297,012
                                                    ----------------------------

Total Assets Held for Investment Purposes            $11,643,881     $13,661,339
                                                    ============================

*  Represents a party-in-interest

                     Ruby Tuesday, Inc. Salary Deferral Plan
                       Schedule of Reportable Transactions
                    Employer Identification Number 63-0475239
                                 Plan Number 001
                                December 31,1999


                                                                                                         Current Value
                                                                                                          of Asset on
                                                           Purchase        Selling       Cost of         Transaction       Net Gain
Identity of Party Involved    Description of Assets          Price          Price         Asset             Date           or (Loss)
------------------------------------------------------------------------------------------------------------------------------------

Individual Transactions in Excess of 5% of Plan Assets
------------------------------------------------------------------------------------------------------------------------------------
There were no transactions involving nonparticipant-directed investments in excess of 5% of Plan assets

Series of Securities Transactions in Excess of 5% of Plan Assets
------------------------------------------------------------------------------------------------------------------------------------

* Prudential Investments      *Ruby Tuesday Co Stock         682,451                      682,451            682,451
                               Ruby Tuesday Co Stock                        646,030       425,387            646,030        220,643


Note: This schedule only includes nonparticipant-directed investments.
* Represents a party-in-interest



                                   SIGNATURES



Ruby Tuesday, Inc. Salary Deferral Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Compensation Committee of the Ruby Tuesday, Inc. Salary Deferral Plan have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                               Ruby Tuesday, Inc.
                              Salary Deferral Plan







Date  June 28, 2000                       /s/Dolph Von Arx
      -------------                       Dolph Von Arx
                                          Director; Chairman,
                                          Compensation Committee

Date  June 28, 2000                       /s/J. Russell Mothershed
      -------------                       J. Russell Mothershed
                                          Plan Administrator